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Everbridge, Inc.

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For the Annual Meeting of Stockholders to be Held on May 20, 2021

Re: Proposal 3: Advisory Vote to Approve Executive Compensation

May 7, 2021

Dear Everbridge Stockholder:

At Everbridge’s 2021 Annual Stockholders Meeting, our stockholders will vote on an advisory resolution to approve the compensation program for our named executive officers during 2020 (the “Say-on-Pay resolution”). Our board of directors recommends that stockholders vote in favor of the resolution.

Institutional Stockholder Services (“ISS”) has recommended that stockholders vote against the resolution. This conclusion is based solely on certain concerns it expressed about the completeness of the description in the 2021 Proxy Statement about our stockholder outreach effort.

ISS uses certain quantitative tests to evaluate company performance. We scored “Low Concern” on all these tests, so this was not an ISS concern. In addition, ISS expressed no concern with respect to the design of our compensation program. However, because last year we failed to gain approval of our advisory vote on executive compensation, ISS expects the 2021 Proxy Statement to describe (1) how we sought stockholder feedback on executive compensation practices and (2) what we did in light of this feedback. The ISS negative recommendation is based exclusively on its conclusion that the 2021 Proxy Statement inadequately described the stockholder outreach effort.

Page 29 of the Proxy Statement notes: “In the fall and winter of 2020, we reached out to stockholders representing approximately 80% of our outstanding shares and held virtual meetings or calls with stockholders who owned approximately 50% of our outstanding shares (and in some instances we met with a stockholder more than once).” ISS did not express any concern over the magnitude of this outreach effort. The ISS recommendation was based on its conclusion that the 2021 Proxy Statement “did not list specific shareholder concerns that led to low support of the 2020 say-on-pay proposal” and that “without disclosing specific shareholder concerns in detail, it is impossible to ascertain whether they have been addressed in detail.”

We disagree with the proxy advisor’s conclusion that the 2021 Proxy Statement inadequately described stockholder feedback and our response. Nevertheless, in order that there be no ambiguity as to what we heard and what we did, this supplemental disclosure will describe the process with even more specificity.

Stockholder Responsiveness re Executive Compensation

When we asked stockholders what motivated their negative vote, we heard about two areas of concern: (1) the lack of detail in the description of the CEO’s 2019 sign-on awards, and (2) the level of disclosure regarding our long-term and short-term incentive programs for the management team. These were the only two areas of compensation-related concern that surfaced in our meetings as reasons for the negative vote.

Most of the stockholders with whom we spoke noted their support of our compensation practices and did not express concern with the compensation actually paid. They explained, however, that they needed more detail regarding the compensation programs and incentive targets in order to fully evaluate our compensation programs and practices. Stockholders also sought to better understand why the CEO’s compensation was meaningfully above peers in 2019.

Directly as a result of this feedback, we substantially expanded and enhanced the overall disclosure in the Compensation Discussion and Analysis (CD&A) section of the 2021 Proxy Statement, including the addition of a number of graphics, charts, and tables to make the disclosure more clear and easier to evaluate. In addition, we made three other specific changes to the 2021 Proxy Statement:

1.	We provided additional detail about the CEO’s sign-on equity award (see pgs. 39-40);

2.	We provided annual incentive target goals and achievements (see pgs. 37-38); and

3.	We provided a threshold goal for Performance Stock Unit vesting (see pg. 38).

The chart below summarizes our responsiveness:

Responsive to Shareholder Concerns
What We Heard	What We Did
Request for enhanced disclosure of our compensation programs and practices	Substantially revised the CD&A and included graphics, charts and tables to better explain our compensation programs and practices

Request for additional disclosure around the CEO sign-on award and details behind pay decisions	Included more details about the CEO sign-on award and the basis for this award

Desire for more detailed information on incentive payouts and disclosure of target goals and incentives	Disclosed annual incentive target goals and achievements
Provided a threshold goal for PSU vesting

To the extent there were any concerns about our level of disclosure, we believe they are adequately addressed in this supplemental disclosure. Accordingly, we encourage stockholders to support our Say-On-Pay resolution in this year’s proxy statement.

Stockholder Responsiveness re Corporate Governance

Since it is relevant to evaluating our responsiveness to stockholder concerns, it is appropriate to note that, in addition to soliciting feedback regarding executive compensation, we also sought stockholder feedback with respect to two potential governance changes – declassifying the board of directors and requesting stockholder approval to eliminate the supermajority voting provisions in our Certificate of Incorporation. These issues had been under discussion by the board of directors for some period of time and it was considered useful to get stockholder feedback on these two topics.

Stockholders indicated support for both changes, stating that these governance practices should be phased out over the next one to three years. Based on this feedback, the 2021 Proxy Statement:

1.	Requests stockholder approval to immediately declassify our board of directors; and

2.	Requests stockholder approval to immediately eliminate the supermajority voting provisions in our Certificate of Incorporation.

We strongly encourage you to vote FOR Proposal 3, our Say-on-Pay resolution.

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